                                                                EXHIBIT 10.1

          AGREEMENT FOR SALE AND PURCHASE OF REAL AND PERSONAL PROPERTY

  THIS AGREEMENT, effective on this 2nd day of June, 2003, is made between PRESIDENT BROADWATER HOTEL, LLC, a Mississippi limited liability company ("Seller"), and A. D. JULDEN ENTERPRISES, LLC, a Mississippi limited liability company ("Purchaser") for the sale and purchase of the real property commonly known as the Broadwater Beach Sun Course, 236 Beauvoir Road, Biloxi, Mississippi 39531, and the tangible and intangible personal property associated with said golf course, being more particularly set forth as follows:

                                 ARTICLE 1

                       AGREEMENT FOR PURCHASE AND SALE

    Seller agrees to sell and cause to be conveyed to Purchaser, and Purchaser agrees to purchase, the following property (collectively, the "Project"):

    (a) The real property generally described as the Broadwater Beach Sun Course, 236 Beauvoir Road, Biloxi, Mississippi 39531, and the tangible and intangible personal property associated with said golf course, being more particularly described on EXHIBIT 1.1 (the "Land") together with the existing improvements thereon situated (together, the "Property");

    (b) The Seller's interest in any leases affecting the Property (but excluding Seller's leasehold interest in property leased from the United Sons of Confederate Veterans);

    (c) Seller's right, if any, to the use of the name "Broadwater" in connection with the Property; and

    (d) All fixtures and articles of personal property attached or appurtenant to or used in connection with the Property which are owned by Seller and located at the Property, free from all liens and encumbrances except those permitted by this Agreement.

                                 ARTICLE 2

                              PURCHASE PRICE

    2.1 The purchase price (the "Purchase Price") for the Project is Thirteen Million Dollars ($13,000,000.00), payable in immediately available funds to Seller on the Closing Date, in such manner, place and account as Seller may, by prior notice, instruct.

    2.2 (a) Upon the execution of this Agreement, Purchaser shall deliver the sum of One Hundred Thousand Dollars ($100,000.00) to Commonwealth Title Insurance Company of Louisiana, Inc. ("Escrow Agent") to be held in escrow pursuant to the terms of this Agreement. In addition, within ninety days after the effective date of this Agreement, Purchaser shall deliver an additional One Hundred Thousand Dollars ($100,000.00) to the Escrow Agent to be held in escrow pursuant to the terms of this Agreement.

         (b) As used in this Agreement, the term "Deposit" shall mean any sums and instruments and accrued interest thereon, if any, held by Escrow Agent hereunder. If Purchaser desires to terminate this Agreement pursuant to a specific right granted to Purchaser in any section of this Agreement, Purchaser shall effect such termination by giving written notice thereof to Seller and Escrow Agent within any applicable time period provided therefor in this Agreement, and upon receipt of such notice, the Escrow Agent shall return the Deposit to Purchaser, this Agreement shall wholly cease and terminate, no party to this Agreement shall have any further claim against, or obligation to, any other party to this Agreement, and the lien, if any, of Purchaser against the Project shall automatically cease and terminate.

                               ARTICLE 3

                     PHYSICAL CONDITION OF PROJECT

    Purchaser will inspect the Project during the hereinafter described Inspection Period to the extent Purchaser deems necessary in connection with the transactions contemplated by this Agreement. Purchaser acknowledges that Seller has not made and does not make and is unwilling to make any express or implied representations or warranties as to the present, past or future physical condition, income, expenses, operation, legality of occupancy or any other matter affecting or related to the Project except as specifically set forth in this Agreement. No representation, warranty or covenant made by Seller in this Agreement or any document delivered pursuant hereto shall survive the Closing except as expressly provided in this Agreement. Purchaser agrees to purchase the Project in its "AS IS" condition. Purchaser has not relied upon, and Seller is not liable or bound in any manner, by any verbal or written statements, representations, real estate brokers' "setups" or information pertaining to the Project furnished by any real estate broker, agent, employee, servant or other persons unless the same are expressly set
forth in this Agreement.   Unless certain conditions survive the closing date
of this transaction, the delivery of the deed by Seller, and the acceptance of the deed by Purchaser, shall be deemed to be the full performance and discharge of every obligation of Seller to be performed under this Agreement prior to the Closing Date and the truth or waiver of every representation or warranty made by Seller in this Agreement or in any Exhibit attached hereto or in any document, certificate, affidavit or other instrument delivered by Seller or its agents at or in connection with the Closing, except for those warranties, representations and obligations of Seller which this Agreement expressly provides are to survive the Closing.

                                 ARTICLE 4

                      PERMITTED ENCUMBRANCES TO TITLE

    Purchaser agrees to accept title to the Property subject to the following matters (collectively, the "Permitted Encumbrances"):

    (a) Leases and tenancies affecting the Property, which Purchaser has knowledge of and has not objected to on or before the termination of the Inspection Period;

    (b) Liens securing payment of all ad valorem, intangible and other real and personal property taxes, special and general assessments, school taxes, and water and sewer charges against the Property or the personal property covered by this Agreement for the tax year in which the Closing Date occurs and subsequent years, and the lien of any special taxes not entered of record against the Property on the Closing Date;

    (c) Any state of facts which an accurate survey or inspection of the Property would disclose; and

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
    (d)  Matters approved or deemed approved pursuant to Article 5.

                                  ARTICLE 5

          ACCEPTANCE OF AGREEMENT, CONDITION OF TITLE, TITLE INSURANCE

    5.1 Within ten days from the effective date of this Agreement, Purchaser shall obtain from First American Title Insurance Company (the "Title Company") a preliminary title report or commitment (the "Title Commitment") to issue an Owner's Policy of Title Insurance (the "Title Policy") insuring Purchaser's title to the Property to be good and indefeasible in the amount of the Purchase Price, subject only to the Permitted Encumbrances and other liens and encumbrances not constituting objections to title in accordance herewith. A copy of Seller's existing survey and a copy of that portion of Seller's latest owner's title insurance policy relating to the Property shall be furnished to the Purchaser. Within thirty days after the effective date of this agreement, Purchaser shall give written notice (the "Objection Notice") to Seller of any conditions of title to which Seller objects subject to which Purchaser is not obligated to take the Property pursuant to the provisions of this Agreement (the "Objections"), separately specifying and setting forth each of such Objections. If Seller receives an Objection Notice, but Seller has not cured the exception during the first ninety days of the Inspection Period, Purchaser shall have the right to void this agreement and receive a refund of all of its Deposit. If Purchaser fails to timely give Seller an Objection Notice, then all matters disclosed on the Title Commitment shall be deemed to be Permitted Encumbrances.

    5.2 Seller shall not be required, however, to expend a material amount of money or bring any action or proceeding or do any other thing in order to deliver the Project or title to the Property as required by this Agreement.
If Seller gives Purchaser notice (the "Response Notice") that Seller is unable to convey the Project or title to the Property as required by this Agreement, Purchaser may, as its exclusive remedy, elect by written notice given to Seller within five (5) days after the Response Notice is given, either (a) to accept such title as Seller is able to convey without any reduction or abatement of the Purchase Price or (b) to terminate this Agreement in which event the Deposit shall be returned to Purchaser. If Purchaser fails to give notice of its election to terminate this Agreement within such five (5) day period, Purchaser shall be deemed to have waived said objections and to have elected to proceed to close the transactions contemplated by this Agreement.

    5.3 The existence of liens or encumbrances other than the Permitted Encumbrances or those which are permitted by this Agreement shall be deemed to be Permitted Encumbrances if the Title Company will insure Purchaser's title clear of the matter or will insure against the enforcement of such matter out of the Property. Unpaid liens for real estate and personal property taxes for years prior to the fiscal year in which the Closing Date occurs and any other matter which Seller is obligated to pay and discharge at the Closing shall not be deemed objections to title, but the amount thereof chargeable to Seller, plus interest and penalties thereon, if any, shall be deducted from the Purchase Price on the Closing Date and paid to the Title Company for the payment of such matters.

    5.4 Purchaser shall pay the cost of obtaining the Title Commitment and Title Policy. Seller shall pay the cost of recording the deed. Any other recording costs and expenses in connection with the Closing shall be allocated in accordance with the custom of the county in which the Project is located. Purchaser and Seller shall each pay one half of the Title Company's escrow fees.

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                                 ARTICLE 6

                                  CLOSING

    6.1 The consummation of the transactions described in this Agreement (the "Closing") shall occur on or before October 28, 2003 (the "Closing Date"), and the closing shall be held at the offices of Allen, Vaughn, Cobb & Hood, P.A. (the "Closing Attorney") in Gulfport, Mississippi. TIME IS OF THE ESSENCE IN REGARD TO THE PERFORMANCE BY PURCHASER AND SELLER OF ALL OF THE PROVISIONS OF THIS AGREEMENT.

    6.2 Upon the execution of all required documents and instruments at closing and Purchaser's delivery of the Purchase Price, and other amounts required herein, to the Closing Attorney on or before the closing date. At or within a reasonable time following the closing, Closing Attorney shall do the following:

          (a)  Record the deed.

          (b) Deliver to Seller and Purchaser or other appropriate party the documents and payments delivered to it as escrow holder for delivery to such party.

          (c) Pay all recording taxes and transfer fees and all filing fees reflected on the closing statement.

                                  ARTICLE 7

                     DOCUMENTS REQUIRED ON CLOSING DATE

    7.1 At or prior to the Closing, Seller shall execute and/or deliver the following to the Closing Attorney:

          (a) Special Warranty Deed in form sufficient to convey the Property to Purchaser.

          (b) Bill of Sale and Assignment of Leases, Warranties and Service Contracts, pursuant to which Seller assigns and conveys to Purchaser (i) all personal property covered by this Agreement, (ii) all service contracts and all other service agreements relating to the Project, and (iii) Seller's interest as landlord in and to all tenant leases of portions of the Property.

          (c) Plans and specifications for the Property, if in the possession of Seller, which shall be delivered to Purchaser at the Property.

          (d) A rent roll for the Property (the "Rent Roll"), listing all tenants, the monthly base rent payable, lease expiration date and unapplied security deposit as of the Closing Date.

          (e) The originals or copies of the leases described in the Rent Roll, which shall be delivered to Purchaser at the Property.

          (f) All other documents reasonably required by Closing Attorney to consummate the transaction and issue owner's title insurance.

          (g) All costs and fees required to be paid by Seller pursuant to this Agreement.

          (h) Such other documents and instruments as may be required by this Agreement or by the Closing Attorney in order to consummate the transactions described in this Agreement and to issue the Title Policy to Purchaser.

          (i) A non foreign affidavit for Seller complying with the requirements of Internal Revenue Code Section 1445(f)(3) and the regulations promulgated thereunder.

    7.2 At or prior to the Closing, Purchaser shall execute and/or deliver the following to the Closing Attorney:

          (a)  The Purchase Price.

          (b) Assumption by Purchaser of Seller's obligations under the leases and service contracts being assigned from and after Closing, if any.

          (c) Organization and authority documents of Purchaser satisfactory to the Closing Attorney.

          (d) All costs and fees required to be paid by Purchaser pursuant to this Agreement.

          (e) A written notice of the acquisition of the Property by Purchaser, originally executed by Seller and Purchaser, which Seller shall transmit to all tenants and to other parties affected by the sale and purchase of the Property. Such notice shall be prepared by the Seller, and shall inform the addressees of the sale and transfer of the Property to Purchaser and contain appropriate instructions relating to the payment of future rentals, the giving of future notices, and other matters reasonably required by Purchaser. The said notices shall specify that unapplied security deposits under the tenant leases have been delivered to the Purchaser and _that the Purchaser is responsible for the refund thereof and shall be adequate under local law to relieve Seller of all liability for return of such deposits.

           (f) Such other documents and instruments as may be required in this Agreement or by the Title Company in order to consummate the transactions described in this Agreement.

                                 ARTICLE 8

                      APPORTIONMENTS AND ADJUSTMENTS

    8.1 Seller shall be responsible for and pay all accrued expenses with respect to the Project accruing up to 11:59 P.M. on the day prior to the Closing Date (the "Adjustment Date") and shall be entitled to receive and retain all revenue from the Project accruing up to the Adjustment Date.

    8.2 On the Closing Date, the following adjustments and apportionments shall be made in cash as of the Adjustment Date:

          (a) (i) Rents and additional rents for the month in which the Closing Date occurs (the "Closing Month"). If past due rents or other sums are owing by tenants for any period prior to the Closing Month (the "Rent Arrearages"), then promptly after the Closing Date Purchaser shall bill all tenants for such sums and shall use its reasonable efforts to collect all Rent Arrearages. Rents collected after Closing shall be applied first to current rents due and then to Rent Arrearages. In determining the amounts required to be paid to Seller pursuant to the immediately preceding sentence, Purchaser shall not be permitted to accept any rentals or other amounts from tenants in advance of the due dates therefor. If, as and when the Purchaser collects payments from a tenant on account of Rent Arrearages, Purchaser shall hold such funds as trustee for Seller and shall pay an amount equal to the Rent

Arrearages to Seller within ten (10) days after Purchaser or its agent receives each such payment.

               (ii) After the Closing, Purchaser shall deliver to Seller a monthly collection report showing the sum, if any, paid by each tenant at the Property with Rent Arrearages and the unpaid balance owed by such tenant pursuant to its lease through the end of such calendar month; such collection report shall be delivered to Seller within ten (10) days after the last day of the Closing Month and each calendar month thereafter until Seller has received all Rent Arrearages. The Seller shall have the right to review and audit the Purchaser's records with respect to the Rent Arrearages payable to or collected by Purchaser.

          (b) Real estate taxes, ad valorem taxes, school taxes, assessments and personal property, intangible and use taxes, if any.

          (c) Charges under service contracts affecting the Project on the Closing Date and utility charges and deposits relating to the Project.

          (d) Water and sewer charges on the basis of the period for which assessed.

          (e) Income from users of vending machines and tenant services, if any. Laundry, lease decoration allowances, bonus money and non-recurring additional income shall not be prorated.

          (f) Sole commission shall be deducted from the amount due seller and paid to broker(s) entitled thereto.

    8.3 At the Closing, Purchaser will receive a credit against the Purchase Price in an amount equal to all unapplied security deposits payable to tenants under leases in effect on the Closing Date against Purchaser's receipt and indemnification therefor. Upon making such credit, Purchaser will be deemed to have received all such security deposits and shall be fully responsible for the same as if a cash amount equal to such security deposits were actually delivered to Purchaser. Prior to the Closing, Seller reserves the right to apply all security deposits as provided under the respective leases.

    8.4  The provisions of this ARTICLE 8 shall survive the Closing.

                                 ARTICLE 9

                                 REMEDIES

    9.1 If Purchaser fails to purchase the Project pursuant to this Agreement because of Purchaser's failure to perform its obligations hereunder, then Seller shall have the right, in lieu of any other remedies available to it at law or in equity, to terminate this Agreement by giving Purchaser and the Escrow Agent written notice thereof and, upon receipt of such notice, the Escrow Agent shall deliver the Deposit to Seller which shall retain the same as liquidated damages (Seller and Purchaser hereby acknowledging that the amount of damages resulting from a breach of this Agreement by Purchaser would be difficult or impossible to accurately ascertain and that Seller's damages would, in any event, be substantial and would exceed the Deposit) and upon Seller's receipt of the Deposit, this Agreement shall wholly cease and terminate, no party to this Agreement shall have any further claim, agreement, or obligation to any other party to this Agreement, and any lien of Purchaser against the Project shall automatically cease, terminate and be released.

    9.2  If the sale contemplated by this Agreement is not consummated because

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
of Seller's failure to perform its obligations hereunder, Purchaser shall be entitled, as its exclusive remedies, to elect either (a) to terminate this Agreement and have the Deposit returned to it or (b) to enforce specific performance of Seller's obligations under this Agreement; provided, however, that Seller shall not be required to expend any money other than the amounts provided in this Agreement, or take any action other than delivery of the items provided in this Agreement, in connection with such specific performance.

    9.3 The non breaching party shall also be entitled to recover against the breaching party its costs and expenses, including reasonable attorneys fees and court costs, incurred by such non breaching party in enforcing any of the its remedies hereunder.

                                ARTICLE 10

                    DAMAGE, DESTRUCTION OR CONDEMNATION

    10.1 Seller agrees to maintain its present policies of fire insurance covering the Project in full force and effect from the date of this Agreement through and including the Closing Date.

    10.2 If on or before the Closing Date either (a) all or a substantial part of the improvements on the Land is damaged or destroyed by fire or the elements or by any other cause and such damage is not repaired, or (b) all or a substantial part of the Property is taken by condemnation or other power of eminent domain, Purchaser or Seller may, by written notice given to the other within ten (10) days after Purchaser shall have notice of the occurrence or the taking (but in no event after the Closing Date), elect to terminate this Agreement.

    10.3 If either (a) a substantial part of the improvements on the Land is damaged or destroyed or a substantial part of the Property is taken by condemnation or other power of eminent domain but this Agreement is not canceled as provided in Section 10.2, or (b) on or before the Closing Date, an insubstantial part of the improvements on the Land is damaged or destroyed and such damage is not repaired, or an insubstantial part of the Property is so taken, then neither Seller nor Purchaser shall have the right to terminate this Agreement based upon such damage, destruction or taking, and on the Closing Date,

          (i) Seller shall credit the Purchase Price with an amount equal to any sums of money collected by Seller under its policies of insurance or renewals thereof insuring against the loss in question (after deducting (1) any expenses incurred by Seller in collecting such insurance and (2) any amount that Seller shall have paid, agreed to pay, or shall have been obligated to pay for repairs or restoration of the damage), and Seller shall assign, transfer and set over to Purchaser all of Seller's right, title and interest in and to said policies with respect to the Property and any further sums payable under said policies (provided that in no event shall the credits and insurance proceeds assigned exceed the cost of unrepaired damage), and

          (ii) Seller shall assign, transfer and set over to Purchaser all of Seller's right, title and interest in and to any awards that may be made for any taking by condemnation or other power of eminent domain.

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
                                ARTICLE 11

                                 BROKER
   11.1 Except as provided herein, Purchaser represents and warrants to Seller that neither Purchaser nor any entity related to Purchaser has dealt with any broker or other person or entity who would be entitled to a commission or other brokerage fee from Seller claiming by, through or under Purchaser, in connection with the transactions described in this Agreement. Purchaser acknowledges that an amount will be due from it to Coldwell-Banker Alfonso Realty, which shall be mutually agreed to between Purchaser and Sam Ford and shall be paid at closing. Purchaser agrees to indemnify, defend and hold the Seller harmless of and from any loss, cost, _damage or expense (including reasonable attorneys' fees and court costs) arising out of any inaccuracy in the representation or warranty made by Purchaser in the preceding sentence.

    11.2 Except as herein provided, Seller represents and warrants to Purchaser that neither Seller nor any entity related to Seller has dealt with any broker or other person or entity who would be entitled to a commission or other brokerage fee from Purchaser claiming by, through or under Seller, in connection with the transactions described in this Agreement. Seller shall pay a fee equal to 3% of the Purchase Price unto Appraisal Associates, LLC, if, as, and when Closing occurs and the Purchase Price is paid to Seller, but not otherwise. Seller agrees to indemnify, defend and hold the Purchaser harmless of and from any loss, cost, damage or expense (including reasonable attorneys' fees and court costs) arising out of any inaccuracy in the representation or warranty made by Seller in the preceding sentences.
    11.3 Notwithstanding any other provision of this Agreement to the contrary, the provisions of this Article shall survive the Closing and any prior termination of this Agreement for any reason whatsoever.

                                ARTICLE 12

                                 NOTICES

    Any notice given or required to be given pursuant to any provision of this Agreement shall be in writing and shall either be personally delivered or sent by telecopy or by a reputable commercial courier service guaranteeing overnight delivery, and shall be deemed to have been given upon receipt if personally delivered or sent by telecopy, or upon delivery to such courier, with delivery charges prepaid, if sent by such a courier, in either case addressed as follows:

         Purchaser:       A. D. Julden Enterprises, LLC
                          4128 West Beach Boulevard
                          Gulfport, MS 39501
                          Attn:  Mr. Daniel Chang, Managing Member
                          fax:  228-___-_____
                          phone:  228-452-4256

         with a copy to:  Eric Wooten, Esq.
                          Allen, Vaughn, Cobb & Hood, P.A.
                          One Hancock Plaza, Twelfth Floor
                          Gulfport, MS 39501
                          fax:  228-864-8962
                          phone:  228-864-4011

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
         Seller:          President Casinos, Inc.
                          800 North First Street
                          St. Louis, MO 63102
                          Attn:  Mr. John S. Aylsworth
                          fax:  314-622-3172
                          phone:  314-622-3140

         with a copy to:  Gerard K. Sandweg, Esq.
                          Thompson Coburn LLP
                          One US Bank Plaza
                          St. Louis, MO  63101
                          fax:  314-552-7104
                          phone:  314-552-6104

    Either party may, by giving notice to the other in the manner set forth above, change the address to which notices shall be sent to it, provided that any such change of address shall be effective three (3) days after it is given. The attorney for each party to this Agreement may give notices on behalf of his client with the same force and effect as if such notice was given directly by such party.

                                ARTICLE 13

                                ASSIGNMENT

    Neither the rights of Purchaser hereunder, nor any portion thereof, may be assigned; provided, however, that by notice to Seller given at least ten days prior to Closing, Purchaser may assign all of its interest in this Agreement and the Deposit to an entity controlled by Purchaser or Purchaser's principals.

                                ARTICLE 14

                            INSPECTION PERIOD
    Within ten business days after the effective date of this agreement, Seller shall deliver to Purchaser all documents in its possession regarding the Project, including (but not limited to) site plans, building plans, surveys, permits, studies (including all environmental and wetlands phases), reports, leases, contracts, and other agreements which affect the Project. Purchaser intends to complete its physical inspection of the Project on or before October 27, 2003 ("Inspection Period"), which inspection shall be at the sole cost and expense of Purchaser. Until 5:00 p.m. September 5, 2003, Purchaser has the right to terminate this agreement for any reason. If Purchaser does not give Seller written notice on or before September 5, 2003, of Purchaser's election to terminate this Agreement and Purchaser intends to keep this Agreement in effect, Purchaser shall deposit the second One Hundred Thousand Dollar ($100,000.00) earnest money deposit with the Escrow Agent on or before said ninetieth day. Upon deposit of the second earnest money deposit, all earnest money shall become non-refundable, except as provided in
Article 5. From September 6 ,2003, through the end of the Inspection Period, Purchaser shall have the right to terminate this agreement and the right to receive a refund of all the earnest money only if Seller has not cured the "Objections" set forth in Article 5 to Purchaser's reasonable satisfaction. Regulatory approvals and zoning charges or variances are not conditions to closing.

    Seller shall, in all ways, fully cooperate with Purchaser in the pursuit of the Governmental Approvals, including, without limitation, executing any application necessary to obtain each and every Governmental Approval.

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
Purchaser shall pursue the applications and processing to completion and Seller shall execute all necessary and appropriate instruments reasonably requested by Purchaser which are related to the same. Seller shall assist with such inspection, shall execute such documents, and appear before the appropriate regulatory commissions or boards, to apply for the permits and zoning variances necessary to convert the Property from a golf course to commercial retail and dense residential site, including the filling in of a manmade pond; however, Seller shall not be obligated to incur any cost or expense or to furnish any information other than at the place where same is maintained in connection therewith. It is understood that no changes in zoning shall be effective until closing. All information received by Purchaser relating to the Project, Seller or its affiliates shall be kept in strict confidence and used solely for the purpose of determining the advisability of proceeding with the transaction described in this Agreement.

    Seller will request the holder of the first deed of trust encumbering the Property to approve the release of such encumbrance for an amount equal to the Purchase Price less closing costs, commissions and prorations. If Seller is unable to obtain such approval during the first sixty (60) days of the inspection period, Seller has the right to terminate this Agreement in which case Purchaser's Deposit shall be returned and neither party shall have any obligation to the other. If such holder approves thereafter, but before October 28, 2003, Seller shall promptly notify Purchaser and Purchaser may at its option by notice to Seller within five (5) days after receipt of such notice reinstate this Agreement by redepositing the initial Deposit with the Escrow Agent and contemporaneously giving notice to Seller. The ninety (90) day period shall resume and at the end thereof Purchaser shall make the second Deposit, if it shall not have terminated this Agreement. Anything herein to the contrary, the Closing shall occur on October 28, 2003.

                                 ARTICLE 15

                                MISCELLANEOUS

    15.1 This Agreement is binding upon and shall inure to the benefit of the parties hereto, their respective heirs, successors, legal representatives and permitted assigns.

    15.2 Wherever under the terms and provisions of this Agreement the time for performance falls upon a Saturday, Sunday or legal holiday, such time for performance shall be extended to the second business day thereafter.

    15.3 This Agreement may be executed in one or more counterparts, all of which when taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been executed by each of the parties hereto and delivered to each of the other parties hereto.

    15.4 The captions at the beginning of the several paragraphs, Sections and Articles are for convenience in locating the context, but are not part of the context. Unless otherwise specifically set forth in this Agreement to the contrary, all references to Exhibits contained in this Agreement refer to the Exhibits which are attached to this Agreement, all of which Exhibits are incorporated in, and made a part of, this Agreement by reference. Unless otherwise _specifically set forth in this Agreement to the contrary, all references to Articles, Sections, paragraphs and clauses refer to portions of this Agreement.

    15.5 If any term or provision of this Agreement shall be held to be illegal, invalid, unenforceable or inoperative as a matter of law, the remaining terms and provisions of this Agreement shall not be affected

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
thereby, but each such remaining term and provision shall be valid and shall remain in full force and effect.

    15.6 This Agreement and the other writings referred to in, or delivered pursuant to, this Agreement, embody the entire understanding and contract between the parties hereto with respect to the Project and supersede any and all prior agreements and understandings between the parties hereto, whether written or oral, formal or informal, with respect to the subject matter of this Agreement. This Agreement has been entered into after full investigation by each party and its professional advisors, and neither party is relying upon any statement, representation or warranty made by or on behalf of the other which is not expressly set forth in this Agreement.

    15.7 No extensions, changes, waivers, modifications or amendments to or of this Agreement, of any kind whatsoever, shall be made or claimed by Seller or Purchaser, and no notices of any extension, change, waiver, modification or amendment made or claimed by Seller or Purchaser shall have any force or effect whatsoever, unless the same is contained in a writing and is fully executed by the party against whom such matter is asserted.

    15.8 This Agreement shall be governed and interpreted in accordance with the laws of the State of Mississippi.

    15.9 Each party hereto shall pay all charges specified to be paid by them pursuant to the provisions of this Agreement and their own attorney's fees in connection with the negotiation, drafting and closing of this Agreement.

    15.10 Purchaser warrants and represents to Seller that, subject to any provisions hereof to the contrary, Purchaser has full power and authority to enter into this Agreement and to perform all of Purchaser's obligations under this Agreement, and that the person executing this Agreement on Purchaser's behalf has been duly authorized and is empowered to bind Purchaser to this Agreement.

    15.11 Purchaser and Seller agree that this Agreement has been entered into solely for the benefit of Purchaser and Seller and no other person or entity, it being the intention of Purchaser and Seller that no person or entity not a party to this Agreement shall have any right or standing to (a) bring any action against Purchaser or Seller based on this Agreement, or (b) assume that any provision of this Agreement will be enforced or remain unmodified or unwaived, or (c) assert that it or he is or should be or was intended to be a beneficiary of any provision of this Agreement.

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
    IN WITNESS WHEREOF, the parties have executed this Agreement, effective upon the last date of execution.

                                    PRESIDENT BROADWATER HOTEL, LLC

                                    By  BROADWATER HOTEL, INC.,
                                    Managing Member

Date: June 2, 2003
                                    By: /s/ John S. Aylsworth
                                    Name:  John S. Aylsworth
                                    Title:  President

                                    SELLER




                                    A. D. JULDEN ENTERPRISES, LLC

Date: June 2, 2003
                                    By: /s/ Daniel Chang
                                    Daniel Chang, Managing Member

                                    PURCHASER

                                   12